Exhibit 99.3

ASB FINANCIAL CORP.

THIS VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ASB FINANCIAL CORP. FOR THE SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON MARCH 9, 2018

The beneficial owner of the common shares of ASB Financial Corp. (the “Company”), allocated to the account of such beneficial owner under the ASB Financial Corp. Employee Stock Ownership Plan & 401(k) Plan (the “Plan”) signing on the reverse hereby instructs and directs the Trustees of the Plan Trust (the “Trust”), in their capacities as Trustees and not in their individual capacities, to vote all of the common shares of the Company allocated to such beneficial owner’s account under the Plan and entitled to be voted at the Special Meeting of Shareholders of the Company to be held on March 9, 2018, at The Lofts on Gallia, 840 Gallia Street, Portsmouth, Ohio, at 1:00 p.m., Eastern Time, and at any adjournment or adjournments thereof, on each of the following proposals, which are described in the accompanying proxy statement/prospectus.

Where a choice is indicated, the shares represented by this voting instruction will be voted or not voted as specified. If no choice is properly or timely indicated for proposal 1 or 2, the shares represented by this voting instruction will be voted by the Trustees in the same proportion as the shares for which instructions are received by the Trustees. In addition, the Trustees shall vote shares represented by this voting instruction in their sole and absolute discretion with regard to any other business properly brought before the Special Meeting or any adjournment or adjournments thereof. At this time, the Board of Directors knows of no other business to be presented at the Special Meeting.

All voting instructions previously given by the beneficial owner signing on the reverse are hereby revoked. The beneficial owner acknowledges receipt of the Notice of Special Meeting of Shareholders and the proxy statement/prospectus dated January 19, 2018, for the March 9, 2018 meeting.

To obtain directions to attend the Special Meeting,

please call John J. “Jack” Kuntz at (740) 854-3177.

The Board of Directors recommends you vote FOR proposals 1 and 2. Please mark your votes like this:  ☒

1.	The adoption and approval of the Agreement and Plan of Merger dated as of October 23, 2017, by and between Peoples Bancorp Inc. and ASB Financial Corp.

☐  FOR            ☐   AGAINST            ☐  ABSTAIN

2.	The approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to approve proposal 1 above.

☐  FOR            ☐   AGAINST            ☐  ABSTAIN

3.	In the discretion of the Trustees upon such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

I plan to attend the Special Meeting.  ☐

Date:                     , 2018

Signature:

Signature:

NOTE: Please sign exactly as name(s) appear(s) hereon. All holders should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally.